                                                                     EXHIBIT 2.3

                            ASSET PURCHASE AGREEMENT

                             DATED FEBRUARY 4, 2004

                                 BY AND BETWEEN

                              COMPUWARE CORPORATION

                                       AND

                                  COVISINT, LLC

                                TABLE OF CONTENTS

1.    Definitions.................................................................    1

2.    Transfer of Assets; Assumed Liabilities; Excluded Liabilities...............    7
      2.1      Transfer of Assets.................................................    7
      2.2      Excluded Assets....................................................    9
      2.3      Assumption of Liabilities..........................................    9
      2.4      Excluded Liabilities...............................................    9

3.    Closing.....................................................................   10
      3.1      Closing Date.......................................................   10
      3.2      Purchase Price.....................................................   10
      3.3      Additional Payments................................................   10
      3.4      Purchase Price Allocation..........................................   11
      3.5      Actions to be Taken and Documents to be Delivered at the Closing...   12
      3.6      Third Party Consents...............................................   13
      3.7      Additional Consideration...........................................   13

4.    Representations and Warranties of Covisint..................................   14
      4.1      Organization; Power and Authority; Authorization; Due Execution;
               No Conflicts.......................................................   14
      4.2      Title..............................................................   15
      4.3      Properties and Improvements........................................   15
      4.4      Other Assets of Covisint...........................................   15
      4.5      Claims; Litigation; Compliance with Laws; Approvals................   15
      4.6      Agreements; Contracts..............................................   16
      4.7      Proprietary Rights.................................................   16
      4.8      Employees; Employee Benefits.......................................   20
      4.9      Insurance..........................................................   21
      4.10     Financial Statements...............................................   21
      4.11     Undisclosed Liabilities............................................   22
      4.12     Taxes..............................................................   22
      4.13     Absence of Changes or Events.......................................   23
      4.14     Environmental and Occupational Matters.............................   24
      4.15     Subsidiaries.......................................................   25
      4.16     [Intentionally Omitted.]...........................................   25
      4.17     [Intentionally Omitted.]...........................................   25
      4.18     Guarantees.........................................................   25
      4.19     Related Parties....................................................   25
      4.20     [Intentionally Omitted.]...........................................   25
      4.21     Brokers............................................................   25
      4.22     Disclosure.........................................................   25

5.    Buyer's Representations and Warranties......................................   26
      5.1      Organization; Power and Authority..................................   26
      5.2      Authorization; Due Execution; No Conflicts.........................   26
      5.3      Brokers............................................................   26
      5.4      No Knowledge.......................................................   26

6.    Covenants...................................................................   26
      6.1      Conduct Through the Closing Date...................................   26
      6.2      Approvals and Consents.............................................   28
      6.3      Advice of Changes..................................................   28
      6.4      Notice of Litigation...............................................   28
      6.5      Access to Properties and Records; Inspection.......................   28
      6.6      Supplemental Information and Documents.............................   28
      6.7      Filings............................................................   29
      6.8      Non-Disclosure Agreement...........................................   29
      6.9      Work in Progress...................................................   29
      6.10     Change and Use of the Covisint Name................................   29
      6.11     Employee Matters and Noncompetition................................   30
      6.12     Maintenance of Books and Records...................................   30
      6.13     Exclusivity........................................................   31
      6.14     Management Letters.................................................   31
      6.15     Commissions........................................................   31

7.    Conditions Precedent to the Parties' Obligations to Close...................   32
      7.1      Conditions Precedent of Buyer......................................   32
      7.2      Conditions Precedent of Covisint...................................   33

8.    Default; Termination of Agreement...........................................   33
      8.1      Default............................................................   33
      8.2      Termination........................................................   33

9.    Indemnification.............................................................   34
      9.1      Indemnification by Covisint........................................   34
      9.2      Indemnification by Buyer...........................................   35
      9.3      Claims for Indemnification.........................................   35
      9.4      Third-Party Claims.................................................   36
      9.5      Limits on Indemnification..........................................   36
      9.6      Tax Indemnification Procedure......................................   38

10.   Miscellaneous...............................................................   39
      10.1     Notices............................................................   39
      10.2     No Waiver..........................................................   40
      10.3     Successors and Assigns.............................................   40
      10.4     Severability.......................................................   40
      10.5     Entire Agreement; Amendment........................................   41
      10.6     Cost of Litigation.................................................   41
      10.7     Interpretation.....................................................   41
      10.8     Counterparts.......................................................   42
      10.9     Applicable Law; Choice of Forum....................................   42
      10.10    Expenses...........................................................   42
      10.11    Press Releases.....................................................   43
      10.12    Further Assurances.................................................   43
      10.13    Certain Tax Matters................................................   43
      10.14    Post-Termination Confidentiality Requirements......................   43
      10.15    No Third Party Beneficiaries.......................................   43

                             Schedules and Exhibits

Schedules
---------
Schedule 1(a)     -     Deferred Revenue *
Schedule 1(b)     -     Prepaid Expenses *
Schedule 2.1      -     Assets Owned by Members; Transfers Requiring Consents *
Schedule 2.1(e)   -     Contracts *
Schedule 2.1(f)   -     Responder Contracts *
Schedule 2.2      -     Excluded Assets *
Schedule 2.3      -     Assumed Liabilities *
Schedule 3.3      -     Additional Payments *
Schedule 3.4      -     Purchase Price Allocation *
Schedule 4.1      -     No Conflicts; Jurisdictions Where Qualified *
Schedule 4.3      -     Properties and Improvements *
Schedule 4.4      -     Leased Assets *
Schedule 4.5      -     Claims; Litigation; Compliance with Laws; Approvals *
Schedule 4.6      -     Agreements; Contracts; Warranties *
Schedule 4.7      -     Proprietary Rights *
Schedule 4.8      -     Employees; Employee Benefits *
Schedule 4.11     -     Undisclosed Liabilities *
Schedule 4.12     -     Taxes *
Schedule 4.13     -     Absence of Changes or Events *
Schedule 4.15     -     Subsidiaries *
Schedule 4.18     -     Guarantees *
Schedule 4.19     -     Related Parties *
Schedule 4.21     -     Brokers (Covisint) *

Exhibits
--------
Exhibit A         -     Assignment and Assumption Agreement *
Exhibit B         -     Bill of Sale *
Exhibit C         -     Intellectual Property Assignment *
Exhibit D         -     [reserved] *
Exhibit E         -     [reserved] *
Exhibit F         -     Transition Services Agreement Outline *
Exhibit G         -     Officer's Certificate - Buyer *
Exhibit H         -     Form of Opinion of Buyer General Counsel *
Exhibit I         -     Officers' Certificates - Covisint *
Exhibit J         -     Form of Opinion of Honigman, Miller, Schwartz and Cohn *

* - The Company will furnish supplementally a copy of any omitted schedule to the Commission upon request.

                            ASSET PURCHASE AGREEMENT

      This Agreement is made as of February 4, 2004, by and between Compuware Corporation, a Michigan corporation ("Buyer"), and Covisint, LLC, a Delaware limited liability company ("Covisint"). Certain capitalized terms used in this Agreement are either defined or referenced in Article 1 below.

                                    RECITALS

      A.    Covisint is engaged in the Business as defined below.

      B. Subject to the terms and conditions hereinafter set forth, Covisint desires to sell to Buyer, and Buyer desires to purchase from Covisint, substantially all of the assets belonging to, used or intended to be used in the Business.

      C. The Board of Directors of Buyer and the Board of Directors of the Managing Member of Covisint have each determined that the transactions contemplated herein are in the best interests of their respective shareholders and members, and have approved the transactions contemplated herein, upon the terms and subject to the conditions set forth in this Agreement.

      D. Buyer and Covisint desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein.

      Therefore, the parties agree as follows:

      1.    Definitions. As used in this Agreement:

            "Active Employee" is defined in Section 6.11(a) of this Agreement

            "Adjustment Amount" is defined in Section 3.2 of this Agreement.

            "Affiliate" means with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition "control," "controlling" and "controlled" means the ownership of voting securities or other interests of a Person having by their terms ordinary voting power to elect a majority of the Board of Directors of such Person or a majority of others performing similar management functions with respect to such Person. For the avoidance of doubt, General Motors Corporation, Ford Motor Company and DCX.Net GMBH shall not be deemed Affiliates of Covisint.

            "Agreement" means this Asset Purchase Agreement.

            "Alternative Transaction" is defined in Section 6.13 of this Agreement.

            "Assets" is defined in Section 2.1 of this Agreement.

            "Assignment and Assumption Agreement" means an assignment and assumption agreement substantially in the form of Exhibit A attached to this Agreement.

            "Assumed Liabilities" is defined in Section 2.3 of this Agreement.

            "Benefit Plans" means "employee benefit plans" (as defined in Section 3(3) of ERISA), and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock bonus, phantom stock, retirement, vacation, severance, disability, death benefit, welfare, holiday bonus, hospitalization, medical or other plan or arrangement, providing benefits to any current or former employee, officer or director of Covisint, or maintained or contributed to by Covisint or by any member of its controlled group(s) as defined in Code Sections 414(b), (c), (m), or (o) for the benefit of any employee, officer or director of Covisint.

            "Bill of Sale" means a bill of sale for the sale of the Assets substantially in the form of Exhibit B attached to this Agreement.

            "Business" means Covisint's current business of development, marketing, provision, and maintenance of systems (including hardware, software, networks, and support thereof) related to:

            (i) Covisint Connect and/or Covisint Messaging: a XML or other uniform-language data messaging service that provides a single, or reduced number of, connection for an enterprise's computers to exchange data with the computers of the other enterprises with which it does business (including integration of traditional EDI protocols into same). Covisint Connect also includes a common web based view of traditional EDI or messaging data for multiple originators.

            (ii) Covisint Communicate and/or Covisint Portal: a common infrastructure that permits enterprises to communicate information and to access each other's applications via the Internet in a secure way extending down to the individual user.

            (iii) Covisint Collaborate: application, deployment and interoperability via web services.

            (iv) Covisint Problem Solver: a Covisint-developed application that allows enterprises to communicate manufacturing problems, other associated problems, and their subsequent resolution in a structured way via the Internet.

            "Buyer" is defined in the introductory paragraph of this Agreement.

            "Buyer Indemnified Parties" is defined in Section 9.1 of this Agreement.

            "Buyer's Welfare Plans" is defined in Section 6.11(a) of this Agreement.

            "Claim Notice" is defined in Section 9.3(c) of this Agreement.

            "Claimant" is defined in Section 9.3(a) of this Agreement.

            "Closing" is defined in Section 3.1 of this Agreement.

            "Closing Date" is the date on which the Closing takes place. For purposes of determining any fact as of the Closing Date, such determination is to be made as of 12:01 a.m. on such date.

            "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Contracts" is defined in Section 2.1(g) of this Agreement.

            "Covisint" is defined in the introductory paragraph of this Agreement.

            "Customers" is defined in Section 6.9 of this Agreement.

            "Deferred Revenue" means the advance payments received by Covisint with respect to obligations under Contracts to be performed by Buyer after the Closing Date and listed on Schedule 1(a).

            "Difference Amount" is defined in Section 3.3 of this Agreement.

            "Entitled Party" is defined in Section 6.9 of this Agreement.

            "Environmental Laws" means any Law which relates to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC Sections 9601 et seq. and 40 CFR Sections 302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC Sections 7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC Sections 6901 et seq., as amended, and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq., as amended, and regulations thereunder.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Estimated Statement" is defined in Section 3.3(a) of this Agreement.

            "Excluded Assets" is defined in Section 2.2 of this Agreement.

            "Excluded Liabilities" is defined in Section 2.4 of this Agreement.

            "Fees and Costs" means reasonable legal (including attorneys' and legal assistants') fees, disbursements and costs; reasonable fees, disbursements and costs of third party consultants and experts; court costs; and similar items.

            "Final Determination" with respect to a Tax Proceeding means (a) a final decision with respect to the proposed adjustment by an IRS agent or officer, as evidenced by the issuance of a 90-day letter, IRS Form 870-AD or like notice, unless judicial proceedings are timely initiated, (b) a final decision with respect to the proposed adjustment by the United States Tax Court, Court of Federal Claims or the appropriate Federal District Court, unless such decision is timely appealed, (c) a final decision of a United States Court of Appeals, unless such decision is timely appealed, or (d) a final decision by the United States Supreme Court.

            "Final Statement" is defined in Section 3.3 of this Agreement.

            "Financial Statements" is defined in Section 4.10 of this Agreement.

            "GAAP" means United States generally accepted accounting principles, consistently applied.

            "Governmental Entity" is defined in Section 4.1(c) of this Agreement.

            "Hazardous Materials" means asbestos-containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "Toxic Pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release, threatened Release, discharge or emission of which is regulated or governed by any Environmental Law.

            "Indemnifying Party" is defined in Section 9.3(a) of this Agreement.

            "Intellectual Property Assignments" means an assignment by Ford Motor Company of the Proprietary Rights listed in Schedule 2.1, and assignments, in the form attached hereto as Exhibit C, by Covisint and its Affiliates of all of their respective rights in the Proprietary Rights in respect of the Business.

            "IRS" means the Internal Revenue Service and any successor federal agency.

            "Law" or "Laws" means all applicable federal, state or local laws, zoning and other ordinances, rules, regulations, building and other codes, court or administrative orders, judgments or decrees, and the common law.

            "Liability" or "Liabilities" means any commitments, liabilities, obligations, indebtedness, accounts payable and accrued expenses (whether any of the foregoing are known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and/or due or to become due) of Covisint, including any Liability or obligation for Taxes.

            "License Agreements" is defined in Section 4.7(a) of this Agreement.

            "Lien" is defined in Section 4.2 of this Agreement.

            "Loss" means and includes any damage, liability, loss, claim, cost, debt, expense, obligation, Tax, assessment, lawsuit or deficiency of any kind or nature, fixed, actual, accrued or contingent, liquidated or unliquidated, including, without limitation Fees and Costs incident to proceedings or investigations or the defense of any of the foregoing, whether or not litigation has commenced.

            "Open Source Materials" is defined in Section 4.7(n) of this Agreement.

            "Patents, Trademarks, and Copyrights" means:

                  (a) any know-how, invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, patent application, statutory invention registration or patent disclosure for the foregoing, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any patent;

                  (b) any trademark, service mark, trade dress, logo, trade name, corporate name, domain name, Uniform Resource Locator (URL) or other Internet address, whether or not registered, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application for registration, registration, or renewal of the foregoing;

                  (c) any copyrightable work (including, but not limited to, advertising and promotional materials, catalogs, logo designs, software, compilations of data, and website content) and any copyright therefor, and any application for registration, registration, or renewal of the copyright; and,

                  (d) any copies or tangible embodiment of any of the foregoing and all files relating thereto;

            "Permitted Lien" means (i) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and fully reserved against, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the use of such property in the Business, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security, and (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens.

            "Person" means an individual, firm, corporation, limited liability company, syndicate, partnership, trust, association, joint venture, unincorporated organization, Governmental Entity or other legal or business entity.

            "Prepaid Expenses" means prepaid expenses, advance payments, security deposits and other prepaid items paid by Covisint and listed on
Schedule 1(b).

            "Proprietary Rights" means Patents, Trademarks and Copyrights, Trade Secrets and Other Proprietary Rights, and Software.

            "Purchase Price" is defined in Section 3.2 of this Agreement.

            "Recipient" is defined in Section 6.9 of this Agreement.

            "Related Agreements" are all written agreements, other than this Agreement, which are executed and delivered by Buyer, Covisint or any member of Covisint pursuant to this Agreement in connection with the transactions contemplated by this Agreement including the agreements attached to this Agreement as exhibits.

            "Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, depositing and placing, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

            "Responder Contracts" means those Contracts listed in Schedule
2.1(f).

            "Ruling" means a formal ruling, a determination letter, a change in method of accounting letter or any similar announcement issued by the IRS.

            "Software" means:

                  (a) any computer software (whether in general release or under development), including, without limitation, source code, object code, and databases and all related data and related documentation; and

                  (b) any copies or tangible embodiment of any of the foregoing and all files relating thereto.

            "Tax Authority" includes the IRS and any state, local, foreign or other governmental authority (domestic or foreign) responsible for the administration of any Taxes.

            "Tax Claimant" is defined in Section 9.6(a) of this Agreement.

            "Tax Indemnifying Party" is defined in Section 9.6(a) of this Agreement.

            "Tax" or "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes will include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), single business taxes, real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Covisint is required to pay, withhold or collect, whether disputed or not.

            "Tax Proceeding" is defined in Section 9.6(a) below.

            "Tax Return" or "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement (including any schedule or attachment thereto) and any amendment thereof required to be filed with, or where none is required to be filed with a Tax Authority, the statement or other document issued by, a Tax Authority in connection with any Tax.

            "Terminating Breach" is defined in Section 8.2(d) of this Agreement.

            "Third-Party Claim" is defined in Section 9.4(a) of this Agreement.

            "Trade Secrets and Other Proprietary Rights" means:

                  (a) any trade secret or confidential or proprietary business information (including, but not limited to, any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal);

                  (b) any other proprietary right including moral rights and waivers of such rights by others and the right to sue and recover damages, attorneys' fees and costs for past infringement of any patent, trademark, copyright; and

                  (c) any copies or tangible embodiment of any of the foregoing and all files relating thereto.

            "Treasury Regulation" or "Treasury Regulations" means any proposed, final or temporary regulation promulgated under the Code, including any amendments or any substitute or successor provisions thereto.

            "Working Capital Allocation" is defined in Section 3.3 of this Agreement.

      2.    Transfer of Assets; Assumed Liabilities; Excluded Liabilities.

      2.1 Transfer of Assets. At the Closing, Covisint will sell, convey, transfer and assign, (and cause Covisint's Affiliates to sell, convey, transfer and assign the Assets owned by them and cause Ford Motor Company to assign to Buyer the Proprietary Rights listed in Schedule 2.1) to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer will purchase, all of such rights, title and interest in and to the assets (tangible and intangible), properties, and goodwill which relate to, or are used, held for use or intended to be used in connection with, the operation of the Business, other than Excluded Assets (collectively referred to herein as the "Assets"), including Covisint's rights, title and interest in and to the following:

            (a)   The Business as a going concern;

            (b)   All Prepaid Expenses;

            (c) All owned personal property, including all computer equipment and systems, computer accessories, machinery and equipment, materials, and office equipment;

            (d) All supplier lists and all orders, contracts and commitments for the purchase of goods or services, including all such items relating to the purchase of capital assets, products and supplies;

            (e) Other than Responder Contracts, all customer purchase orders, license agreements, maintenance agreements, customer contracts and customer commitments listed on Schedule 2.1(e);

            (f) All Responder Contracts, which are listed on Schedule 2.1(f) and that are currently in effect;

            (g) All other orders, contracts, commitments, personal property leases, licenses, conditional sale or title retention agreements and guarantees (the Assets described in items (d), (e), (f) and (g) of this Section 2.1 being collectively referred to as the "Contracts");

            (h) All Proprietary Rights owned by Covisint or Covisint's Affiliates, and used in the Business, or owned by Ford Motor Company and listed on Schedule 2.1;

            (i) All permits, franchises, licenses, bonds, approvals, qualifications and the like issued by any government or governmental unit, agency, board, body or instrumentality, whether foreign, federal, state or local and all applications therefor pertaining to the Business;

            (j) All rights, claims (including refund claims), causes of action and choses in action against third parties relating to the Assets (including, but not limited to, rights against suppliers under warranties covering any inventory, machinery or equipment);

            (k) All financial, operating, inventory, personnel, payroll, customer lists and customer records and all sales and promotional literature, correspondence, proposals for the provision of services or software to customers, and files relating to the Business;

            (l) All inventory, merchandise, finished goods, raw materials, packaging, and supplies and any prepaid deposits for the same relating to the Business;

            (m)   All telephone numbers and domain names of Covisint; and

            (n) All other tangible and intangible assets, whether or not carried at value or listed on the books and records of Covisint and whether or not in the possession of Covisint, including client relationships.

      Notwithstanding the above, any items requiring a consent for transfer or assignment and as to which consent for such transfer or assignment has not been obtained by Covisint prior to the Closing shall be treated in accordance with
Section 3.5 and shall not be deemed to be transferred or assigned to Buyer as part of the Assets. The foregoing sentence and Section 3.5 shall only apply to those Contracts with respect to which Buyer has waived the conditions for consent set forth in Section 7.1(e).

      2.2 Excluded Assets. Notwithstanding the foregoing, and except as set forth on Schedule 2.2, the following assets of Covisint shall not be sold, conveyed, transferred or assigned to Buyer and shall not be included in the Assets (the "Excluded Assets"):

            (a)   cash, cash equivalents and short term marketable securities;

            (b)   accounts receivable;

            (c)   furniture and fixtures;

            (d)   any real property leases;

            (e) membership, ownership or other equity interests in any subsidiaries;

            (f) limited liability company seals, charter documents, minute books, membership books, tax returns, books of accounts or other books and records of Covisint;

            (g)   Benefit Plans;

            (h)   insurance contracts;

            (i)   assets not related to the Business;

            (j) assets held by Covisint or any of its Affiliates in Europe except for The General Working Frame Agreement between Peugeot Citroen Automobile SA and Covisint Europe BV executed by Covisint on or about June 14, 2002; and

            (k)   all Xerox leased copiers and Pitney Bowes mailing machines.

      2.3 Assumption of Liabilities. At the Closing, Buyer will assume only those obligations and liabilities of Covisint under the Contracts to be acquired by Buyer pursuant to Section 2.1 and set forth on Schedule 2.3, and only to the extent that such obligations and liabilities arise or are in respect of any period on or after the Closing Date (collectively, the "Assumed Liabilities"). The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Covisint, as compared to any rights and remedies that such third party would have had against Covisint had Buyer not assumed the Assumed Liabilities.

      2.4 Excluded Liabilities. Except as set forth in Section 2.3 above, Buyer is not assuming or agreeing to pay or perform any of the Liabilities or contracts of Covisint, (the "Excluded Liabilities"). Without limiting the generality of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Excluded Liabilities shall include, but not be limited to, the following:

      (a)   Taxes of Covisint;

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      (b)   Any Liability in connection with the Business or the Assets that arises or is in respect of any period before the Closing Date;

      (c)   Any Liability relating to or arising out of the Excluded Assets;

      (d) Any Liability with respect to the litigation, investigations and other matters set forth on Schedule 4.5;

      (e) Any Liability for any past or present employees, agents or independent contractors of Covisint, including any workers' compensation claims, any employee severance claims, any claims arising under any employment contracts, stock option agreements or the Benefit Plans and any Liability for continuing medical plan coverage under COBRA;

      (f) All brokerage commissions, finder's fees or similar fees or commissions, any accounting, legal and other professional fees, payable in connection with this Agreement or any of the transactions contemplated hereby to any broker, finder, agent, financial advisor accounts, attorneys, or other representatives, acting or having acted on behalf of or employed by either Covisint or its members;

      (g) Any Liability to any members of Covisint arising out of (i) any ownership interest in Covisint or (ii) any of the transactions contemplated herein, including any dissent and appraisal rights;

      (h)   Any Liability under Environmental Laws; and

      (i)   Any other Liability not constituting Assumed Liabilities.

            As between Covisint and Buyer, all of the Excluded Liabilities will be the sole responsibility and obligation of Covisint.

      3.    Closing.

      3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243 at 10:00 a.m. on March 1, 2004 or such other day and place as is mutually agreed.

      3.2 Purchase Price. Subject to the terms and conditions of this Agreement, and except as provided below, the purchase price (the "Purchase Price") payable for the Assets is US$8,000,000, subject to adjustment pursuant to Section 3.3. US$7,000,000 shall be paid to Covisint at Closing in immediately available funds by wire transfer to the bank account designated by Covisint in a notice delivered to Buyer at least three (3) business days prior to the Closing Date. US$1,000,000, as adjusted in accordance with Section 3.3 (the "Adjustment Amount") of the Purchase Price shall be held by Buyer pending resolution of the matters set forth in Section 3.3.

      3.3 Additional Payments. (a) Attached as Schedule 3.3 is a good faith estimate of the amount of Prepaid Expenses and Deferred Revenue as of the Closing Date, determined in accordance with generally accepted accounting principles applied on a basis consistent with the

Financial Statements. (the "Estimated Statement"). Within 45 days after the Closing, Covisint and Buyer shall meet and agree upon a final calculation of the amount of Prepaid Expenses and Deferred Revenue as of the Closing Date (the "Final Statement"). Such calculation shall be made in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements and the Estimated Statement. The "Difference Amount" shall be calculated as Deferred Revenue less Prepaid Expenses on the Final Statement. If the Difference Amount exceeds the Adjustment Amount, Covisint shall pay to the Buyer the Difference Amount less the Adjustment Amount within two (2) business days after such determination. If the Difference Amount is lower than the Adjustment Amount, the Buyer shall pay Covisint the Adjustment Amount less the Difference Amount within two (2) business days after such determination.

            (b) "Working Capital Allocation" is defined in the following sentence. Notwithstanding Section 3.3(a), the parties shall allocate current liabilities and current assets between the parties at and as of the Closing Date on the following general premise: current liabilities and current assets which are incurred prior to the Closing Date shall remain the property or obligation of Covisint; Assumed Liabilities and Assets (including accounts receivable) arising or incurred on and after the Closing Date shall become the property or obligation of Buyer.

            (c) Within 45 days after the Closing Date, Covisint shall obtain and deliver a fully executed copy of The General Working Frame Agreement between Peugeot Citroen Automobile SA and Covisint Europe BV executed by Covisint on or about June 14, 2002. In the event such agreement is not delivered by such date, Buyer shall be entitled to a payment from Covisint of $144,000. Buyer shall be permitted to offset such amount against the Adjustment Amount.

            (d) The parties shall use their best efforts to reconcile these items within 45 days after the Closing Date and pay the respective party any adjustments within two (2) business days after the parties reach an agreement. In the event the parties cannot agree upon the final amount of Prepaid Expenses, Deferred Revenue or Working Capital Allocation within 45 days after the Closing Date, the parties shall submit the determination of Prepaid Expenses, Deferred Revenue and/or Working Capital Allocation, as the case may be, to a nationally recognized accounting firm (to be mutually agreed upon by the parties) that does not perform any material services for Buyer or Covisint, which determination shall be made within thirty (30) days after submission and shall be final and binding on all parties. The fees, costs and expenses incurred by such accounting firm in making such determination shall be borne equally by the parties.

      3.4 Purchase Price Allocation. The Purchase Price shall be allocated among the acquired Assets in accordance with Schedule 3.4, which Buyer and Covisint shall prepare within a reasonable period after the Closing Date. Except as required by Code Section 1060, Buyer and Covisint agree to allocate the Purchase Price among the acquired Assets as follows: the computer equipment, office equipment and prepaid assets shall be allocated amounts, equal to the net book values of such Assets as of the Closing Date. To the extent that the Purchase Price exceeds the allocation to such Assets, the excess shall be allocated to the goodwill of Covisint. The parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation, and shall use their reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute. Without limiting the foregoing, Covisint and Buyer each agrees to file an IRS Form 8594 in accordance with such Schedule 3.4, and the parties agree to promptly provide each other with the information and documentation necessary to complete the IRS Form 8594 and such Schedule 3.4.

      3.5   Actions to be Taken and Documents to be Delivered at the Closing.

            (a) At the Closing, Buyer will assume possession and control of the Assets, execute and/or deliver or cause to be executed and/or delivered the following documents and take or will cause to be taken the following actions, as appropriate:

                  (1) deliver US$7,000,000 in immediately available funds to Covisint;

                  (2)   the Assignment and Assumption Agreement;

                  (3) a transition services agreement in form and substance mutually agreeable between the parties covering the matters set forth in Exhibit F;

                  (4)   officer's certificate as provided in Exhibit G;

                  (5) an opinion of Buyer's General Counsel in substantially the form attached hereto as Exhibit H; and

                  (6) such other documents and certificates as are required by the terms of this Agreement and the Related Agreements (including delivery of all governmental and third party consents required in order for Buyer to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and such Related Agreements) or as may be reasonably requested by Covisint.

            (b) At the Closing, Covisint will execute and deliver or cause to be executed and delivered the following documents and will take or will cause to be taken the following actions, as appropriate:

                  (1)   a Bill of Sale;

                  (2) will permit Buyer's assumption of possession and control of the Assets;

                  (3) a copy of the Certificate of Formation of Covisint and a good standing certificate from the State of Delaware and each state in which it is qualified to do business as a foreign entity (certified by an appropriate state official as of a date within 30 days of the Closing Date);

                  (4) a certificate of Covisint, in such form and substance as Buyer may reasonably request, attesting to the satisfaction of the conditions set forth in Section 7.1;

                  (5)   officer's certificate as provided in Exhibit I;

                  (6) an opinion of Honigman, Miller, Schwartz and Cohn LLP in substantially the form attached hereto as Exhibit J;

                  (7) the Intellectual Property Assignments from Covisint and its Affiliates and from Ford Motor Company;

                  (8)   the Assignment and Assumption Agreement;

                  (9) a transition services agreement in form and substance mutually agreeable between the parties covering the matters set forth in Exhibit F; and

                  (10) such other documents and certificates as are required by the terms of this Agreement and the Related Agreements (including delivery of all governmental and third party consents required in order for Covisint to execute or deliver this agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and such Related Agreements) or as may be reasonably requested by Buyer.

      3.6 Third Party Consents. To the extent that Covisint's rights under any Contract or other Asset to be assigned to Buyer hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Covisint shall use reasonable commercial efforts to obtain any such required consent as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Contract or other Asset in question so that Buyer would not in effect acquire the benefit of substantially all such rights, Covisint, to the maximum extent permitted by law and the Contract or other Asset, shall, if Buyer so requests, cooperate with Buyer in any reasonable arrangement designed to provide such benefits thereunder to Buyer.

      3.7 Additional Consideration. As additional consideration for the Business and Assets, Buyer agrees to pay 50% of Covisint's liability under the real property lease, dated November 25, 2002, relating to Covisint's offices at 20921 Lahser Road, Southfield, Michigan, accruing on and after the Closing Date. Liability subject to this Section 3.7 shall include (a) any amounts paid in settlement of such lease, to the extent such settlement has received the prior written approval of Buyer, and (b) related operating expenses. Covisint shall invoice Buyer on a monthly basis for the additional consideration due under this
Section 3.7, for liability accrued by Covisint for the preceding month, and shall include with such invoice information in reasonable detail supporting the charges included in the invoice and the calculation of the amount invoiced. Payment shall be made by Buyer within fifteen (15) days after receipt of each such invoice; provided that if Buyer disagrees with the amount of the invoice, Buyer shall be permitted access to Covisint's books and records for the purpose of confirming the accuracy of the amount invoiced and payment shall not be due until Buyer and Covisint have agreed on the amount to be paid by Buyer. In the event the parties cannot agree upon the amount within 45 days after the invoice is received by Buyer, the parties shall submit the determination of such amount to a nationally recognized accounting firm (to be mutually agreed upon by the parties) that does not perform any material services for Buyer or Covisint, which determination shall be made within thirty (30) days after submission and shall be final and binding on all parties. The fees, costs and expenses incurred by such accounting firm in making such determination shall be borne equally by the parties.

      4. Representations and Warranties of Covisint. Covisint represents and warrants to Buyer as follows as of the date of this Agreement and through and including the Closing Date:

      4.1 Organization; Power and Authority; Authorization; Due Execution; No Conflicts.

            (a) Covisint (1) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and (2) has the limited liability company power and authority to (A) own, operate and lease the Assets, (B) carry on the Business as it is now being conducted, (C) enter into this Agreement and the Related Agreements to which it is a party and, (D) consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party, and (3) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of the Business conducted by it has made its qualification or licensing a legal requirement, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on Covisint.

            (b) This Agreement and each Related Agreement to which Covisint is a party have been duly authorized by all necessary limited liability company action of Covisint. Upon the execution and delivery of this Agreement and the Related Agreements to which Covisint is a party, this Agreement and each such Related Agreement will constitute the legal, valid and binding obligation of Covisint, enforceable against Covisint, in accordance with their respective terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally.

            (c) Except as set forth in Schedule 4.1 to this Agreement, the execution, delivery and performance by Covisint of this Agreement and the Related Agreements to which Covisint is a party will not (1) constitute a breach or violation of (A) Covisint's Certificate of Formation or Operating Agreement,
(B) any Law, or (C) any material Contracts or material agreement, right, license, franchise, lease, indenture, deed of trust, mortgage, loan agreement or other material instrument to which Covisint is a party or by which Covisint is bound; (2) constitute a violation of any order, judgment or decree to which Covisint is a party or by which Covisint's assets or properties are bound or affected; (3) result in the acceleration of any material debt owed by Covisint;
(4) result in the creation of any lien, charge or encumbrance upon any of Covisint's properties or assets; or (5) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, government, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (each, a "Governmental Entity").

            (d) Set forth in Schedule 4.1 is a true and complete list of each jurisdiction in which Covisint is qualified or licensed to do business.

            (e) Set forth in Schedule 4.1 is a true and complete list of all of the members of Covisint.

            (f) Covisint has not elected to be taxed as a corporation pursuant to Code Sections 7701 or Treasury Regulation Sections 301.7701-3.

      4.2 Title. Except for the Assets listed on Schedule 2.1 that are owned by Ford Motor Company, Covisint has good and marketable title to all of the Assets owned by it and valid leasehold interests in, or other rights to use, all Assets not owned by Covisint, free and clear of all security interests, mortgages, liens, pledges, charges or encumbrances of any nature ("Liens"), other than Permitted Liens. The Assets constitute all of the property and assets now used for the conduct of the Business as presently conducted by Covisint. There are no special assessments against any of the Assets by any Governmental Entity.

      4.3 Properties and Improvements. Schedule 4.3 to this Agreement sets forth a true and complete list of all real property owned or leased by Covisint.

      4.4   Other Assets of Covisint.

            (a) The Assets are sufficient to conduct the Business as currently conducted, subject only to ordinary wear and tear.

            (b) Except as set forth in Schedule 2.1 and Schedule 4.4, all of the Assets of Covisint are owned by Covisint and, except as set forth on
Schedule 4.4 to this Agreement, Covisint is not leasing or holding on consignment, any equipment, furniture, fixtures or other personal property with a current value in excess of $2,500 individually and $15,000 in the aggregate.

      4.5   Claims; Litigation; Compliance with Laws; Approvals.

            (a) Except as disclosed in Schedule 4.5 to this Agreement, Covisint is not: (1) a party to any litigation, proceeding or administrative investigation, and, to the knowledge of Covisint, none is threatened against or by Covisint or (2) subject to any outstanding order, writ, injunction or decree of any court, government or governmental authority or arbitration against or, to the knowledge of Covisint, affecting it. To the knowledge of Covisint, there is no litigation, proceeding or administrative investigation pending or threatened that affects or is related to the Business.

            (b) Except as disclosed in Schedule 4.5 to this Agreement, Covisint is not in violation of, and Covisint's actions in the consummation of the transactions contemplated by this Agreement do not violate any Law, including any Law relating to Covisint's employment or employment practices or environmental or occupational safety or health. The Business is presently being conducted in compliance with all requirements of Law, including the filing with any Governmental Entity or other third party of any statement, report, information or form required by Law, and all requirements of any Governmental Entities having jurisdiction over the business or activities of Covisint. Except as set forth in Schedule 4.5, Covisint has not, since its formation, received a notice of violation of, been threatened in writing with a charge of violating, or, to the knowledge of Covisint, been under investigation with respect to a possible violation of, any Law which has not been complied with, rescinded or resolved.

            (c) Covisint maintains all material licenses and permits and has filed all registrations, reports and other documents required by local, state, federal and foreign authorities and regulating bodies in connection with the Business. All such licenses and permits will remain in full force and effect (without imposition of any material adverse condition, restriction, limitation, cost or penalty) immediately after the Closing Date notwithstanding the transactions contemplated by this Agreement. Covisint is in compliance with all such licenses, permits and approvals, and there are no proceedings pending or, to the knowledge of Covisint, threatened which may result in the limitation, termination, cancellation or suspension, or any adverse modification of, any such license, permit or approval. Schedule 4.5 to this Agreement contains a full and complete list of all such licenses, permits and approvals.

      4.6   Agreements; Contracts.

            (a) Except as set forth on Schedule 4.6, all of the Contracts will be effectively transferred to Buyer at the Closing.

            (b)   With respect to the Contracts other than the Responder
Contracts:

                  (1) neither Covisint, nor, to the knowledge of Covisint, the other parties to such Contracts, are in material default nor has such default been asserted by any party, and there has not occurred any event which, with or without the passage of time or giving of notice (or both), would constitute such a default;

                  (2) except as set forth on Schedule 4.6, each such Contract will remain in full force and effect (without imposition of any restriction, limitation, cost or penalty to Buyer) notwithstanding the transactions contemplated by this Agreement;

                  (3) except as set forth on Schedule 4.6, Covisint has performed all of its obligations required to be performed by Covisint prior to the date of this Agreement and prior to the Closing Date; and

                  (4) neither Covisint nor, to the knowledge of Covisint, the third parties to such Contracts, has repudiated any provision of any such Contract.

            (c) To the knowledge of Covisint, less than 10% of the Responder Contracts are in material default by Covisint or the other parties.

            (d) Covisint has delivered to Buyer a true and complete copy of each Contract (other than Responder Contracts) and a true and complete copy of the form of Responder Contract, which are representative of those used by Covisint.

      4.7   Proprietary Rights.

            (a) Covisint owns or is licensed for, and in any event possesses sufficient and legally enforceable rights with respect to, all Proprietary Rights that are used or exploited in, or that may be necessary to conduct the Business as is presently conducted and as currently proposed to be conducted by Covisint and Covisint owned or was licensed for, and in any event possessed sufficient and legally enforceable rights with respect to, all Proprietary Rights that were used or exploited in the Business when such Proprietary Rights were used. Schedule 4.7 sets forth, for the Patents, Trademarks, and Copyrights owned by Covisint, a complete and accurate list of all (1) patents and patent applications, (2) trademark and service mark registrations and applications therefor, (3) unregistered trademarks and service marks, (4) domain names, (5) copyright registrations and applications therefor, (6) material unregistered copyrights and (7) trade secrets claimed by Covisint, indicating for each, where applicable, (i) the jurisdiction, (ii) the patent, registration, or application number, (iii) the date issued, and (iv) the date filed. Schedule 4.7 also sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Proprietary Rights, whether Covisint is the licensee or licensor thereunder, and any written consent to use, settlement or other agreements relating to any Proprietary Rights to which Covisint is a party or otherwise bound (collectively, the "License Agreements").

            (b) Covisint has all right, title, and interest in and to the Proprietary Rights owned by Covisint free and clear of any attachments, liens or encumbrances and is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each patent, registration, or application listed on Schedule 4.7.

            (c) The Patents, Trademarks, and Copyrights (other than foreign trademarks) and the Trade Secrets and Other Proprietary Rights owned by Covisint and, to the best of Covisint's actual knowledge without inquiry, any Patents, Trademarks, and Copyrights and Trade Secrets and Other Proprietary Rights licensed, used or exploited by Covisint, are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned. No claim has been made, asserted, or threatened, or is pending against Covisint based upon, challenging or seeking to deny or restrict the use or exploitation by Covisint of any of the Proprietary Rights owned or licensed by Covisint. Other than ex parte prosecution of patent, trademark, service mark or copyright applications, there are no proceedings or actions pending before any court or government agency (including the United States Patent and Trademark Office or similar foreign government agencies) related to any of the Proprietary Rights owned by Covisint. Except as set forth on Schedule 4.7, there are no actions that must be taken within 180 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any response to an official action of a court or government agency (including the United States Patent and Trademark Office) or the filing of any application for the purpose of obtaining, maintaining, perfecting, preserving or renewing any of the United States trademarks and patent application included among the Propriety Rights owned by Covisint.

            (d) Covisint has, or has caused to be, delivered to Buyer correct, complete, and fully executed copies of all License Agreements identified in
Schedule 4.7 and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of the License Agreements, Covisint represents and warrants that:

                  (1) the license agreement, together with any and all ancillary documents pertaining thereto, is legal, valid, binding, and enforceable and in full force and effect and represents the entire agreement with respect to the subject matter of such license agreement;

                  (2) subject to obtaining required consents, the license agreement, together with any and all ancillary documents pertaining thereto, will continue to be legal, valid, binding, and enforceable and in full force and effect on terms identical to those currently in effect upon consummation of the transactions contemplated by this Agreement and the consummation of such transactions will not constitute a breach or default under such license agreement or otherwise give any party to the license agreement other than Covisint a right to terminate such license;

                  (3) Covisint has not received any notice of termination or cancellation under such license agreement, nor any notice of a breach or default under such license agreement which has not been cured and Covisint has not itself sublicensed or granted any of the licensed rights to another party in violation of the license agreement; and,

                  (4) Neither Covisint nor to the best of Covisint's knowledge any other party to such license is in breach or default in any material respect and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification, or acceleration under such license agreement.

            (e) The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Proprietary Rights owned by Covisint and will not require the consent of any governmental authority in respect of such Proprietary Rights. Further all rights of Covisint in each item of Proprietary Rights owned or licensed by Covisint are transferable to Buyer as contemplated by this Agreement. As a result of the transactions contemplated by this Agreement, upon the Closing Buyer shall own or possess, or own or possess adequate and enforceable licenses, sublicenses, or other rights to use and or exploit, without payment of any additional fee in connection with the transfer thereof (other than to governmental authorities), all the Proprietary Rights owned or licensed by Covisint.

            (f) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations which (1) restrict the Covisint's rights to use any Proprietary Rights, (2) restrict Covisint's business in order to accommodate a third party's Proprietary Rights or (3) permit third parties to use any Proprietary Rights owned by Covisint. Covisint has not licensed or sublicensed its rights in any Proprietary Rights other than pursuant to the License Agreements and no royalties, honoraria or other fees are payable by Covisint for the use of or right to use any Proprietary Rights except pursuant to the License Agreements.

            (g) To the extent indicated in Schedule 4.7, such Patents, Trademarks, and Copyrights have been duly registered in, filed in, or issued by, the offices indicated in Schedule 4.7. Except for the Proprietary Rights set forth in Schedule 2.1 held by Ford Motor Company, in each case where a registration or patent or application for registration or patent listed in
Schedule 4.7 is held by assignment, the assignment has been duly recorded with the governmental office from which the original registration or patent issued or before which the application for registration or patent is pending.

            (h) To the best of Covisint's knowledge, no third party is infringing, misappropriating, diluting, or violating any Proprietary Rights of Covisint.

            (i) (1) The products or services provided by Covisint in the Business, the (2) the conduct of the Business by Covisint, and (3) the use or exploitation of the Proprietary Rights do not infringe or misappropriate the rights or property of any third party. No claim has been made, asserted or threatened, or is pending against Covisint alleging that any of (1), (2) or (3) conflict with or otherwise infringe or misappropriate the rights or property of any third party.

            (j) Schedule 4.7 lists all licenses or other agreements between Covisint and any other Person wherein Covisint has agreed to, or assumed, any obligation or duty to warrant, defend, indemnify or otherwise incur any obligation or liability with respect to the infringement or misappropriation by the Person of the Proprietary Rights of any other Person.

            (k) All disclosures of confidential Proprietary Rights to third parties have been made pursuant to non-disclosure agreements that protect the confidentiality of such Proprietary Rights and restrict the use of such Proprietary Rights to an identified purpose. Except as set forth in Schedule 4.7, all former and current employees of the Covisint have executed non-disclosure agreements that protect the confidentiality of such Proprietary Rights and restrict the use of such Proprietary Rights to an identified purpose.

            (l) With respect to each trade secret listed on Schedule 4.7, the documentation relating to such trade secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Covisint has taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets (including the enforcement by Covisint of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Covisint's standard form, and all current and former employees and contractors of Covisint have executed such an agreement). The trade secrets are not part of the public knowledge or literature and, to Covisint's knowledge, have not been used, divulged or appropriate either for the benefit of any Person (other than Covisint) or to the detriment of the Covisint.

            (m) The software products currently licensed by Covisint to customers are in substantial conformance with all applicable contractual commitments, express and implied warranties, specifications and the current documentation, whether electronically embedded, written or otherwise, shipped with such software products, except for errors and bugs of the type, scope and nature generally acceptable in the software industry for similar types of software products. Covisint has taken all actions customary in the software industry to document the software products and their operation, such that the software, including its source code and documentation, may be understood, modified, and maintained in an efficient manner by reasonably competent programmers.

            (n) Schedule 4.7 lists all software or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License, GNU Lesser General Public License, Sun Community Source License
(SCSL) or the Sun Industry Standards License (SISL)) ("Open Source Materials") that is used by Covisint in any way and describes the manner in which the Open Source Materials were used and, if appropriate, modified and distributed by the Covisint. Except as set forth in Schedule 4.7, Covisint has not (1) incorporated Open Source Materials into, or combined Open Source Materials with, Covisint's Software or products, (b) distributed Open Source Materials in conjunction with Covisint's Software or products, or (c) used Open Source Materials that create, or purport to create, obligations for Covisint with respect to Covisint's Proprietary Rights or products or grant, or purport to grant, to any third party, any

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

rights or immunities under Covisint's Proprietary Rights (including using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge). No Proprietary Rights or products of the Company are subject to the terms of license of any such Open Source Materials.

      4.8   Employees; Employee Benefits.

            (a) Attached as Schedule 4.8 are the respective dates of hire, positions and base salary of the employees of Covisint identified by Buyer pursuant to Section 6.11(a). Except as set forth on Schedule 4.8, none of such employees has any agreement with Covisint. With respect to those employees listed on Schedule 4.8, Covisint has provided Buyer with complete copies of all such agreements. Covisint does not have any collective bargaining or union contracts or agreements. Except as set forth on Schedule 4.8, there have not been any unfair labor practice complaints, material labor difficulties or work stoppages, or threats thereof, affecting any of the employees or activities of Covisint. To the knowledge of Covisint, there is no union campaign presently being conducted to solicit employees to authorize a union to request a national labor relations board certification election with respect to the employees of Covisint. Except as set forth in Schedule 4.8, any employee of Covisint listed on Schedule 4.8 may be terminated at will, with or without cause, without any severance obligation.

            (b) Covisint has deducted and remitted to the relevant Governmental Entities all income taxes, unemployment insurance contributions and other Taxes and amounts which it is required to deduct and remit to such Governmental Entities, and Covisint has made all required filings in respect thereof.

            (c) Except as set forth on Schedule 4.8 or as otherwise required by Law, the consummation of the transactions contemplated by this Agreement will not in and of itself (1) entitle any current or former employee of Covisint identified by Buyer pursuant Section 6.11(a) to severance pay, unemployment compensation or any other similar payment, or (2) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee.

            (d)   [reserved]

            (e) Except as set forth on Schedule 4.8, to the knowledge of Covisint, none of Covisint, any officer of Covisint or any of the Benefit Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as defined in Code Section 4975 or ERISA
Section 406) or any other breach of fiduciary responsibility that would subject Covisint or any officer of Covisint to a material Tax or penalty on prohibited transactions or to any liability under ERISA.

            (f) Except as disclosed on Schedule 4.8, no such Benefit Plan that is an employee welfare benefit plan (as defined in ERISA Section 3(1)) provides benefits to current or future retirees or current or future former employees and their dependents, except as required by COBRA, or applicable state continuation coverage law.

            (g) Except as would not impose a material liability on Covisint, or except as set forth on Schedule 4.8, each Benefit Plan and all related trust or other agreements conform in form and operation to, and comply with, all applicable Laws and regulations, including, without limitation, ERISA and the Code, and all reports or information relating to each such Benefit Plan required to be filed with any Governmental Entity or disclosed to participants has been timely filed and disclosed.

            (h) Except as disclosed in Schedule 4.8, Covisint has not announced a plan to create, nor does it have any legally binding commitment to create, any new arrangement which would, when established, constitute an employee benefit plan, as defined in Section 3(3) of ERISA.

            (i) All insurance premiums or contributions required, with respect to any Benefit Plan, have been paid or accrued in full and there exist no funding deficiencies within the meaning of Code Section 412 with respect to any Benefit Plan. Except as disclosed on Schedule 4.8, there are no known material retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Closing Date. No Pension Benefit Guaranty Corporation premiums are required with respect to any Benefit Plan.

            (j) Except as disclosed on Schedule 4.8, no Benefit Plan, or the Tax deduction of any contributions thereto by Covisint, is, to the knowledge of Covisint, the subject of an audit by any Governmental Entity, and no litigation or asserted claims exist against Covisint or any Benefit Plan or fiduciary with respect thereto, other than such benefit claims as are made in the normal operation of a Benefit Plan.

      4.9 Insurance. Covisint's insurance policies (i) are sufficient for compliance with all requirements of Law; (ii) are valid, outstanding and enforceable policies; and (iii) will remain in full force and effect through the Closing Date.

      4.10 Financial Statements. Covisint has delivered to Buyer (i) complete copies of its audited financial statements for the years ended December 31, 2002, 2001 and 2000 with the corresponding accountants' reports, including balance sheets and accompanying statements of profit and loss and related schedules of cost and expense for the covered periods, as applicable, (ii) its unaudited income statements for the year ended December 31, 2003; and (iii) its unaudited balance sheet at December 31, 2003. All of the foregoing are referred to as the "Financial Statements." Each of the Financial Statements presents fairly in all material respects the financial condition, and results of operations of Covisint as of such dates and for the periods then ended (except, with respect to the unaudited income statement for the year ended December 31, 2003 and the unaudited balance sheet as of such date, for normal year-end adjustments and lack of footnotes), and all of such statements were prepared in accordance with GAAP (except, with respect to the unaudited income statement for the year ended December 31, 2003 and the unaudited balance sheet as of such date, for normal year-end adjustments and lack of footnotes). Additionally, as of the date of the most recent Financial Statement submitted to Buyer and as of the Closing Date, Covisint has no debt for borrowed money, whether long-term or short-term, that would be required under GAAP to be reflected on such Financial Statement which is not so reflected.

      4.11 Undisclosed Liabilities. Covisint has no material Liability except for such Liabilities that (i) are reflected or reserved for on the most recent Financial Statements; (ii) are disclosed in Schedule 4.11 or the other Schedules to this Agreement; (iii) are not required to be set forth in the Schedules to this Agreement or (iv) are commitments under Contracts.

      4.12  Taxes.

            (a) Covisint has timely filed (or has caused, or will cause, to be timely filed) on its behalf (either separately or as a member of a consolidated, combined, unitary or similar group of companies) all Tax Returns required to be filed by it with any Tax Authority, taking into account any valid and proper extension of time to file granted to or obtained on behalf of Covisint and all such Tax Returns (i) are true, correct and complete in all respects at the time of filing, (ii) correctly reflect the Liabilities of Covisint for Taxes for the periods, properties or events covered thereby, and (iii) were prepared in accordance with applicable laws. All Taxes (whether or not shown on such Tax Returns) owed by Covisint through the Closing have been timely paid in full. No unresolved deficiency for any amount of Taxes has been asserted in writing or, to the knowledge of Covisint, has been threatened or is likely to be assessed by a Tax Authority against Covisint. No claim has ever been made in writing by a Tax Authority in a jurisdiction where Covisint does not file Tax Returns that Covisint is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 4.12, Covisint is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no Liens or security interests on any of the assets of Covisint that arose in connection with any failure (or alleged failure) to pay Taxes.

            (b) Covisint has accrued, adequately reserved and shown on its Financial Statements as a liability in accordance with GAAP all Taxes of Covisint for all taxable periods (or portions thereof) which end on or before the date of such Financial Statements. Moreover, Covisint will accrue, adequately reserve and show as a liability in accordance with GAAP all Taxes of Covisint for all taxable periods (or portions thereof) which end on or before the Closing Date, including all Taxes attributable to the transaction contemplated by this Agreement, on all financial statements for such periods.

            (c) Covisint has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and has otherwise complied with applicable laws relating thereto.

            (d) Except as set forth in Schedule 4.12, there is no audit or other dispute, examination, claim or other proceeding concerning any Taxes or Tax Return of Covisint either made or raised by, or involving, any Tax Authority, nor, to the knowledge of Covisint, is there any threat or expectation thereof. Schedule 4.12 lists all federal, state, local, and foreign income and other Tax Returns filed by Covisint for taxable periods ended on or after December 31, 2001 that have been audited by a Tax Authority, and indicates those Tax Returns that currently are the subject of audit by a Tax Authority. Covisint has delivered, or will make available prior to the Closing Date, to Buyer true, correct and complete copies of all Tax Returns filed by Covisint since its formation. Covisint has delivered, or will make available prior to the Closing Date, to Buyer all examination reports, and statements of deficiencies assessed against or agreed to by its members (with respect to Covisint) and/or Covisint since its formation.

            (e) Except as set forth on Schedule 4.12, Covisint has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (f) Except as set forth on Schedule 4.12, Covisint has disclosed on its Tax Returns all positions taken therein, the nondisclosure of which could give rise to a substantial understatement penalty within the meaning of Code Sections 6662 or any similar provision of state, local or foreign law.

            (g) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible pursuant to Code Sections 280G.

            (h) There are no Rulings from, or requests for Rulings with, any Tax Authority addressed to or involving Covisint.

            (i) Covisint has complied with all Tax-related record keeping requirements.

      4.13 Absence of Changes or Events. Except as disclosed on Schedule 4.13 to this Agreement or as disclosed in the Financial Statements, Covisint has operated the Business only in the ordinary course and, since November 30, 2003:

            (a) Covisint has not made any change in its Certificate of Formation or Operating Agreement;

            (b) Covisint has not borrowed any amount or incurred, assumed, become subject to or guaranteed any Liability, whether absolute or contingent, other than in the ordinary course of business.

            (c) Covisint has not made any material changes in its practices or methods of accounting including, but not limited to, for Tax purposes.

            (d) Covisint has not made any change in or introduced any pension, retirement, profit sharing or bonus arrangement or other employee welfare or benefit arrangement or other Benefit Plan.

            (e) Other than the continuing deterioration of Covisint's financial condition, Covisint has not suffered any material adverse change in its operations, operating results, properties, assets, liabilities or condition (financial or otherwise) of the Business or the Assets.

            (f) Covisint has not suffered any event or condition of any character which, either individually or in the aggregate, is reasonably likely to materially adversely affect the Business or the Assets.

            (g) Covisint has not suffered any damage, destruction or Loss, whether covered by insurance or not, which is reasonably likely to materially adversely affect its business, operations, operating results, properties, assets, liabilities or condition (financial or otherwise).

            (h) Covisint has used its reasonable efforts to preserve its business organizations and to retain the services of its officers and key employees as they relate to the Business.

            (i) Covisint has not increased any salary, wages, compensation or fringe or other benefits payable or to become payable to its officers, directors or employees, except for such increases as are in the ordinary course of business consistent with past practice or required by applicable minimum wage laws.
            (j) Covisint has exercised its commercially reasonable efforts to maintain the good-will of suppliers, customers and employees of, and others having material business relationships with, Covisint relating to the Business.

            (k) Covisint has not (other than the ordinary course of business) made any Tax election nor has it settled or compromised any income or other Tax liability or refund.

            (l) Covisint has not paid, discharged or satisfied any claim or Liability, whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements and trade payables incurred since the date of the most recent Financial Statement.

            (m) Covisint has not, except in the ordinary course of business, entered into, amended, modified or terminated any material agreement, commitment or transaction.

            (n) Covisint has not made any provision for material price discounts or other special considerations in respect of its goods or services not in the ordinary course of business consistent with past practices.

            (o) Covisint has not sold, transferred, leased, mortgaged, pledged, subjected to any Lien or otherwise disposed of any of its properties or assets, real, personal or mixed, tangible or intangible, except in the ordinary course of business consistent with past practices.

            (p) Covisint has not transferred, leased, mortgaged, pledged, subjected to any Lien or otherwise disposed of any Assets other than in the ordinary course of business.

            (q) Covisint has not entered into any agreement or understanding to do any of the foregoing.

      4.14  Environmental and Occupational Matters.

            (a) Covisint has not generated, used, stored, treated, transferred, transported, processed, manufactured, refined, handled, produced or disposed of Hazardous Materials at or affecting such property in any manner which violates any Environmental Law or which would give rise to Liability under Environmental Law. Covisint has not (1) caused any property to be used to generate, manufacture, refine, transport, treat, dispose of, transfer, produce or process Hazardous Materials in violation of any Environmental Laws or in a manner which gives rise to an investigatory, remedial or other duty or Liability under any Environmental Laws, or (2) caused any Release or threatened Release of Hazardous Materials at, from or affecting any property, in violation of Environmental Laws or which gives rise to any investigatory, remedial or other duty under Environmental Laws.

            (b) Covisint has never received any notice, claim or allegation of any violation of, Liability under or of any duty to investigate or remediate any condition under, any Environmental Law at any property. Covisint has at all times complied and is currently in compliance with all Environmental Laws.

      4.15 Subsidiaries. Except as set forth on Schedule 4.15, Covisint does not have, nor has it had any equity interest, or right to acquire any equity interest, whether direct or indirect, in any corporation, joint venture, partnership, limited liability company, firm or other entity.

      4.16  [Intentionally Omitted.]

      4.17  [Intentionally Omitted.]

      4.18 Guarantees. Except as disclosed on Schedule 4.18, none of the Assumed Liabilities is guaranteed by any third parties.

      4.19 Related Parties. Schedule 4.19 is a true and complete list and brief description of all contracts and agreements or other transactions entered into or agreed to within the past three years (including, without limitation, all oral contracts and outstanding bids or offers for the foregoing) either (i) involving amounts in excess of $50,000, or (ii) currently effective, to which Covisint, on the one hand, is or was a party, with respect to which any officer or director of Covisint, or any person related to any of the foregoing by blood or marriage, on the other hand, is or was a party, other than arrangements related to the employment of such person that are otherwise disclosed pursuant to this Agreement. True and complete copies of all such contracts and all documentation relating to such transactions, including, without limitation, all amendments thereto and modifications thereof, have been delivered to Buyer prior to the date of this Agreement. No member, director, officer or employee of Covisint is indebted to Covisint except pursuant to a Contract.

      4.20  [Intentionally Omitted.]

      4.21  Brokers. Except as set forth on Schedule 4.21:

            (a) Covisint (1) has not dealt with any broker or finder in connection with this transaction; (2) has not caused or created any liability to any broker or finder in connection with this transaction; or (3) is not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with this transaction.

            (b) Covisint is not aware of any broker or finder which was instrumental or had any part in bringing about this transaction.

      4.22 Disclosure. To Covisint's knowledge, the statements, representations and warranties made by Covisint in this Agreement, and the Schedules, attachments and Exhibits to this Agreement, do not contain any untrue statement of any material fact or omit a material fact necessary to make the statements contained in this Agreement, or such Schedules, attachments or Exhibits, in light of the circumstances in which they were made, not misleading.

      5. Buyer's Representations and Warranties. Buyer represents and warrants to Covisint as follows, as of the date of this Agreement:

      5.1 Organization; Power and Authority. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, and has the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements.

      5.2   Authorization; Due Execution; No Conflicts.

            (a) This Agreement and each Related Agreement has been duly authorized by all necessary corporate action on the part of Buyer. Upon the execution and delivery by Buyer of this Agreement and the Related Agreements, this Agreement and the Related Agreements will each constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally.

            (b) Buyer's execution, delivery and performance of this Agreement and the Related Agreements will not (1) constitute a breach or violation of (A) Buyer's Articles of Incorporation or Bylaws (B) any Law or (C) any material agreement, right, license, franchise, lease, indenture, deed of trust, mortgage, loan agreement or other material instrument to which Buyer is a party or by which Buyer is bound; or (2) constitute a violation of any order, judgment or decree to which Buyer is a party or by which any of Buyer's assets are bound or affected; (3) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except for anti-trust notice filings.

      5.3   Brokers.

            (a) Buyer (1) has not dealt with any broker or finder in connection with this transaction; (2) has not caused or created any liability to any broker or finder in connection with this transaction; and (3) is not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with this transaction.

            (b) Buyer is not aware of any broker or finder which was instrumental or had any part in bringing about this transaction.

      5.4 No Knowledge. Buyer has no actual knowledge of a breach of the representations and warranties in this Agreement by Covisint.

      6.    Covenants.

      6.1 Conduct Through the Closing Date. From and after the date of this Agreement and through the Closing Date, Covisint will (except as otherwise consented to in writing by Buyer):

            (a) Operate the Business in the ordinary course as historically conducted, including payment of all trade payables and other liabilities that constitute Assumed Liabilities pursuant to the terms of such payables without extending the due date of such payables or liabilities, except to the extent consistent with past practices.

            (b) Not enter into any transaction, take any action, or fail to take any action, which would result in, or could reasonably be expected to result in, any of the representations, warranties or agreements of Covisint in this Agreement or the Related Agreements or the Exhibits or Schedules to this Agreement and the Related Agreements or in connection with the consummation of the transactions contemplated by this Agreement or the Related Agreements, to not be true and complete immediately after the occurrence of such transaction in a manner which is adverse to the Business. Without limiting the obligations of Covisint under this Section 6.1(b), Covisint will use commercially reasonable efforts to: (1) maintain its assets and properties in good operating condition, subject to ordinary wear and tear; (2) maintain its present insurance in force; and (3) comply in all material respects with the provisions of all Contracts and Laws, and (4) not change the compensation of any employee listed on Schedule 4.8 other than in the ordinary course; provided, however, that if any such change involves an employee whose compensation is (or will be as a result of such change) in excess of $100,000 per year, then such change will not be made without the prior written consent of Buyer, which consent will not be unreasonably withheld.

            (c) Not enter into any agreements, contracts, purchases or sales relating to the Business or the Assets other than in the ordinary course of its business without the written consent of Buyer, including any agreements that would dispose of or encumber any of the Assets.

            (d) Use commercially reasonable efforts to preserve its present business organization and goodwill relating to the Business and the Assets, including the present business relationships and goodwill with customers, suppliers and others having material business dealings with Covisint in connection with the Business.

            (e) Not (other than in the ordinary course of business): (i) make any Tax election, (ii) file, amend or take any position on any Tax Return, (iii) settle or compromise any Tax liability, (iv) agree to an extension of a statute of limitation with respect to any amount of Tax (other than extensions for filing Tax Returns) or (v) take any action, omit to take any action or enter into any transaction that would have the effect of increasing the Tax Liability or reducing any Tax Benefit or asset of Buyer.

            (f) Except as provided by Section 6.1(e) above, prepare and file on or before the due date therefor all Tax Returns required to be filed by Covisint (except for any Tax Return for which an extension has been properly and timely granted) on or before the Closing Date, and pay all Taxes (including estimated Taxes) due on such Tax Returns (or due with respect to Tax Returns for which an extension has been properly and timely granted) or which are otherwise required to be paid at any time prior to or during such period.

            (g) To the extent Covisint receives written notice of the commencement or scheduling of any Tax audit, of the assessment or collection of any Tax, or of the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax for Covisint, provide prompt written notice to Buyer of such matter, setting forth information (to the extent known) describing any asserted or potential Tax liability in reasonable detail and including copies of any written notice or other documentation received from the applicable Tax Authority with respect to such matter.

      6.2 Approvals and Consents. Covisint will use commercially reasonable efforts to obtain, in writing, all third party approvals and consents (other than any governmental approvals, which are covered under Section 6.7 of this Agreement, and other than consents to the assignment of Contracts, which to the extent required, are covered in this Section 6.2 below) required in order to authorize and approve this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement. Covisint will use commercially reasonable efforts to obtain, in writing, all consents required for the assignment of the Contracts.

      6.3 Advice of Changes. Between the date of this Agreement and the Closing Date, Covisint will promptly notify Buyer in writing of any fact which, if existing or known at the date of this Agreement, would have been required to be set forth in this Agreement or disclosed pursuant to this Agreement or a Related Agreement or which would affect or change any of the information set forth in the Exhibits or Schedules of this Agreement or any Related Agreement.

      6.4 Notice of Litigation. Buyer, on the one hand, and Covisint, on the other hand, will promptly notify the other in writing if, between the date of this Agreement and the Closing Date, inclusive, it (or they) receives any notice, or otherwise becomes aware, of any action or proceeding instituted or threatened before any court or governmental agency by any third party to restrain or prohibit, or obtain substantial damages in respect of, this Agreement or any Related Agreement or the consummation of the transactions contemplated by this Agreement or the Related Agreements.

      6.5 Access to Properties and Records; Inspection. From the date of this Agreement through the Closing Date, Buyer and its counsel, accountants and other representatives will, upon written notice and so as not to disrupt Covisint's operation of its business, be given reasonable access during normal business hours to all of the properties, personnel, financial and operating data, books, tax returns, contracts, commitments and records of Covisint, including such access as is needed to conduct a physical inspection of the properties of Covisint with respect to the Southfield, Michigan property in connection with the matters to be covered in the transition services agreement between Buyer and Covisint.

      6.6 Supplemental Information and Documents. If at any time on or prior to the Closing Date, Covisint learns or becomes aware of fact, circumstance, situation or development that causes any of the representations or warranties set forth in Article 4 of this Agreement to be or become false, Covisint will promptly deliver to Buyer on or prior to the Closing Date written amendments to the Schedules disclosing such fact, circumstance, situation or development. Upon receipt of any one or more of such proposed amendments, Buyer may, in its sole discretion at any time on or prior to the Closing Date, either (i) without liability, withdraw from the transactions contemplated under this Agreement if any fact, circumstance, situation or development set forth in such amendment constitutes a material and adverse change to the Business or Assets, whereupon this Agreement will automatically terminate without liability of any party, or
(ii) complete the Closing, with the aforesaid Schedule as amended, whether or not such fact, circumstance, situation or development constitutes a material change to such Schedule, whereupon this Agreement will be deemed to be (x) properly amended thereby and
(y) not breached by any such fact, circumstance, situation or development; provided, however, that if such fact, circumstance, situation or development was within Covisint's reasonable control and occurred after the date of this Agreement, and Buyer elects to close the transactions contemplated by this Agreement, then Buyer will be entitled to seek indemnification pursuant to
Article 9 of this Agreement with respect to such fact, circumstance, situation or development, notwithstanding the preceding clause (y) of this Section 6.6. Nothing in this Section 6.6 will relieve Covisint of liability for the breach of any representation or warranty discovered after the Closing Date resulting from any fact, circumstance, situation or development that arose prior to the date of this Agreement, and Covisint will promptly notify Buyer of any such fact, circumstance, situation or development when Covisint learns thereof.

      6.7 Filings. The parties will prepare and make any necessary notifications or filings under any federal, state, local, foreign or other laws, rules and regulations which may be required in connection with this Agreement and all of the transactions contemplated by this Agreement, as soon as possible, including any antitrust law-related notifications or filings in foreign countries. The parties will also provide all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing.

      6.8 Non-Disclosure Agreement. Covisint and Buyer agree that each party's non-disclosure obligations contained in any non-disclosure agreement signed by Covisint and Buyer will remain in full force and effect in accordance with the terms of such agreement.

      6.9 Work in Progress. From and after the Closing, Buyer will, in the ordinary course of business, invoice customers under any of the Contracts who are licensing, sublicensing or otherwise using any Proprietary Rights (collectively, "Customers") which were not invoiced prior to the Closing. From and after the Closing, Covisint will refer to Buyer all requests, communications and inquiries of any Customers relating to the conduct of the Business after the Closing. Covisint will cooperate with Buyer, and take such actions as Buyer reasonably requests and to ensure that Customers send or deliver their payments relating to the conduct of the Business after the Closing directly to Buyer and to ensure that payments from or on behalf of Customers which are improperly sent or delivered to Covisint are not commingled with Covisint's assets. Each party (the "Recipient") will promptly remit to the other party (the "Entitled Party") all amounts paid to the Recipient but to which the Entitled Party has the right, including insurance proceeds. To the extent appropriate to accomplish the foregoing, the Recipient will endorse all checks and other instruments in favor of the Entitled Party. The Recipient will provide the Entitled Party with such information as is necessary or reasonably requested to determine the amounts to which the Entitled Party is entitled. Covisint will not take any action that could interfere with Buyer's relationship with any of the Customers.

      6.10 Change and Use of the Covisint Name. On or within five (5) days after the Closing Date, Covisint shall take or cause to be taken such action as may be required to change the company name of Covisint and the corporate name of Covisint Inc. to a name that is not the same as, or confusingly similar to, Covisint's current name or the other names or marks of Covisint transferred to Buyer hereunder, and promptly thereafter Covisint shall deliver to Buyer evidence that all necessary filings in the jurisdictions in which Covisint and Covisint Inc. are licensed or qualified to do business to effect such name change have been made.

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      6.11  Employee Matters and Noncompetition.

            (a) Buyer intends to offer employment to the Covisint employees listed on Schedule 4.8, but shall have no obligation to hire any other employees of Covisint; provided however, that Buyer shall be free to negotiate with and hire any of such other employees (including without limitation persons on approved leaves of absence). Covisint shall, and shall cause its members to, cooperate with Buyer and encourage its employees to accept employment with Buyer. Any Covisint employee that accepts employment with Buyer ("Active Employee") shall be eligible to participate in Buyer's employee benefit and fringe benefit plans, programs, policies or arrangements ("Buyer's Welfare Plans") on such terms and conditions set forth in such plans; provided, however, Buyer shall treat service by Active Employees with Covisint in the same manner as service with Buyer for purposes of eligibility to participate in the Buyer Welfare Plans, to the extent permitted under such Plans. Notwithstanding the foregoing, Buyer will not be required to assume any employment contracts or Benefit Plans.

            (b) During the two (2) year period following the Closing Date, Covisint shall not, and shall not permit any Affiliate to, directly or indirectly:

                  (1) as an owner, member, general partner, controlling shareholder of a privately-held corporation or shareholder to the extent of five percent (5%) or more of the outstanding shares of a publicly-held corporation, engage or participate in or assist others in engaging or participating in the Business anywhere in the world;

                  (2) solicit, induce, or influence any customer, known potential customer, supplier, lender, lessor or any other person that has a business relationship at any time with Buyer, in each case to the extent related to the Business, to discontinue, modify, or reduce the extent of such relationship with Buyer; or

                  (3) recruit, solicit or otherwise induce or influence any employee or consultant of Buyer, any material portion of whose duties involve the Business, or any person who served as such at any time during the six (6) months prior to the time of determination, any material portion of whose duties involved the Business, to discontinue such employment or consultant relationship with Buyer, or employ or seek to employ, or cause or assist any person that competes with Buyer in the Business, to employ or seek to employ any employee or consultant of Buyer any material portion of whose duties involve the Business.

      6.12 Maintenance of Books and Records. Each of Buyer and Covisint shall preserve or cause to be preserved until the sixth anniversary of the Closing Date all records (including Tax records) possessed or to be possessed by such party relating to any of the Assets or Assumed Liabilities prior to the Closing Date. After the Closing Date, where there is a legitimate purpose (which shall be deemed to include Tax filings of either party), such party shall provide the other party with access, upon prior written reasonable request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the Assets or Assumed Liabilities prior to the Closing Date, and the other party and its representatives shall

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

have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its Affiliates or its officers, directors or representatives. Notwithstanding anything contained in this Section to the contrary, such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

      6.13 Exclusivity. Covisint grants to Buyer the exclusive right to acquire the Business and the Assets unless and until this Agreement is terminated as provided in Section 8.2. Neither Covisint, nor any of its directors, officers, employees, members, Affiliates or representatives shall in any way, either directly or indirectly, (i) solicit, entertain, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any equity interest or the Assets or Business of Covisint, including any transaction structured as a merger, consolidation or share exchange (an "Alternative Transaction") or (ii) participate in any discussions or negotiations (and shall cease any ongoing discussions) regarding furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Covisint shall notify Buyer immediately if any Person makes any proposal or offer with respect to any of the foregoing.

      6.14 Management Letters. Covisint will provide Buyer, prior to the Closing Date, with true and complete copies of all "management letters" received by Covisint in connection with any prior audit within the last three years.

      6.15 Commissions. After the Closing, Buyer agrees to reimburse Covisint for any commissions earned and paid, following approval by Covisint's chief executive officer or chief financial officer, under Covisint's Sales Compensation Plan for sales booked by Covisint prior to the Closing Date to the extent Buyer will receive revenue after the Closing Date. Payment shall be made by Buyer within fifteen (15) days after receipt of each such invoice; provided that if Buyer disagrees with the amount of the invoice, Buyer shall be permitted access to Covisint's books and records for the purpose of confirming the accuracy of the amount invoiced and payment shall not be due until Buyer and Covisint have agreed on the amount to be paid by Buyer. In the event the parties cannot agree upon the amount within 45 days after the invoice is received by Buyer, the parties shall submit the determination of such amount to a nationally recognized accounting firm (to be mutually agreed upon by the parties) that does not perform any material services for Buyer or Covisint, which determination shall be made within thirty (30) days after submission and shall be final and binding on all parties. The fees, costs and expenses incurred by such accounting firm in making such determination shall be borne equally by the parties.

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

      7.    Conditions Precedent to the Parties' Obligations to Close.

      7.1 Conditions Precedent of Buyer. Buyer's obligations under this Agreement are subject to the satisfaction at or before the Closing Date of each of the following conditions (the fulfillment of any of which may be waived in writing by Buyer):

            (a) All terms of this Agreement and the Related Agreements to be complied with or performed by Covisint prior to or on the Closing Date will have been complied with and performed by Covisint in all material respects, including Covisint's timely taking of all actions and delivery of all documents required to be taken and delivered by them under this Agreement and the Related Agreements.

            (b) The representations and warranties of Covisint contained in this Agreement will be true and correct at and as of the Closing Date as if made at and as of such time, with the same force and effect as if made at and as of the Closing Date, (1) subject to Section 6.6, (2) except for those representations and warranties which address matters only as of a particular date which were true and correct as of such date and (3) except where the failure to be true and correct would not, in the aggregate, have a material adverse effect on the Business or the Assets; provided, however, that, subject to the provisions of Section 6.6, Buyer will be entitled to seek indemnification as provided in Article 9 of this Agreement.

            (c) There will not have been any material adverse change in the Business or the Assets.

            (d) All courts of law, Governmental Entities and other third parties, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation or under any contract, commitment or other agreement of Covisint, for the consummation of the transactions contemplated by this Agreement, will have consented to, authorized, permitted or approved such transactions, except where the failure to obtain such consent, authorization or approval will not have a material adverse effect on the Business or the Assets, and any applicable waiting periods prescribed by any domestic or foreign antitrust-related laws shall have expired.

            (e) Buyer shall have received written consent in a form reasonably satisfactory to Buyer from all third parties whose consent is necessary for the assignment of any Contracts to be assigned and assumed by Buyer pursuant to the terms of this Agreement, except to the extent the failure to receive any such consent will not have a material adverse effect on the Business or the Assets.

            (f)   Buyer shall have received the following:

                  (1) Consistent with the summary provided to Buyer, a revised or amended Services and Fees Schedule between Ford Motor Company and Covisint, LLC, so as to indicate the 18 month term of the Portal Services provided pursuant to Services and Fee Schedule #NA01XXX00389, and the monthly user fee obligation of $5,000, each as described in the proposal made to Ford Motor Company; and

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

                  (2) A copy of exhibit 3.19 of the first amendment to the Transaction Agreement between Covisint and Delphi Automotive Systems, LLC, effective June 28, 2001.

      7.2 Conditions Precedent of Covisint. The obligations of Covisint under this Agreement are subject to the satisfaction at, or prior to, the Closing Date of the following conditions precedent (the fulfillment of any of which may be waived in writing by Covisint):

            (a) All terms of this Agreement and the Related Agreements to be complied with or performed by Buyer prior to or on the Closing Date will have been fully complied with and performed by Buyer, as appropriate, including Buyer's timely taking of all actions and delivery of all documents required to be taken and delivered by it under this Agreement and the Related Agreements.

            (b) The representations, warranties, disclosures and statements of Buyer contained in this Agreement and the Related Agreements will be true and complete as of the date of this Agreement and on the Closing Date.

      8.    Default; Termination of Agreement.

      8.1 Default. Buyer's, on the one hand, and Covisint's, on the other hand, obligations under this Agreement are of a special and unique character and Buyer's, on the one hand, or Covisint's, on the other hand, failure to perform its obligations will cause irreparable injury to the other party, the amount of which would be extremely difficult, if not impossible, to estimate or determine and which may not be adequately compensable by monetary damages alone. Therefore, the injured party will be entitled, as a matter of course, to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction, including specific performance, restraining any violation or threatened violation of any term of this Agreement or any Related Agreement, or requiring compliance with or performance of any obligation under this Agreement or such Related Agreement, by the violating party or parties, or such other persons as the court may order. The parties' rights under this Section 8.1 are cumulative and are in addition to the rights and remedies otherwise available to them under Section 8.2 below, any other provision of this Agreement and any other agreement or applicable law.

      8.2 Termination. This Agreement may be terminated at any time before the Closing as follows:

      (a)   by mutual written consent duly executed by Buyer and Covisint;

      (b) by either Buyer or Covisint if the Closing has not been consummated by March 1, 2004, provided that the right to terminate this Agreement under this
Section 8.2(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided further, that the right to terminate this Agreement under this Section 8.2(b) will not be available until after April 1, 2004 if the sole reason that the Closing has not been consummated is that an applicable waiting period prescribed by any domestic or foreign antitrust-related law shall not yet have expired;

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

            (c) by either Buyer or Covisint if a court of competent jurisdiction or if a Governmental Entity has issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement (provided that the right to terminate this Agreement under this Section 8.2(c) will not be available to any party who has not complied with its obligations under this Agreement and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

            (d) by Covisint or Buyer, (1) if any representation or warranty of the other party set forth in this Agreement was untrue when made, or (2) upon a breach of any covenant in this Agreement on the party of the other party, such that the conditions set forth in Sections 7.1(a) or 7.1(b), or Sections 7.2(a) or 7.2(b), as the case may be, would not be satisfied (either (1) or (2) above being a "Terminating Breach"), provided, that, if such Terminating Breach is curable prior to March 1, 2004 by the breaching party through the exercise of its commercially reasonable efforts and for so long as the breaching party continues to exercise such efforts, neither Buyer nor Covisint, respectively, may terminate this Agreement under this Section 8.2(d); or

            (e)   by Buyer pursuant to Section 6.6.

            Except as set forth in the following two sentences, if this Agreement terminates in accordance with this Section 8.2, it will be null and void and have no further force or effect, except as expressly provided in this Agreement (including Sections 10.10 and 10.14). Except as provided in Section 6.6, any termination will not affect the terminating party's rights arising from any breach of the obligations under this Agreement or misrepresentation of any non-terminating parties. The parties' rights under this Section 8.2 are cumulative and are in addition to the other rights and remedies available to the parties under Section 8.1 above, any other provision of this Agreement, any other agreement or applicable law.

      9.    Indemnification.

      9.1 Indemnification by Covisint. Upon the terms and subject to the conditions of this Article 9, Covisint will indemnify and hold Buyer, and its directors, officers, employees, agents, consultants, representatives, Affiliates and shareholders (collectively, "Buyer Indemnified Parties") harmless against any Loss which any of them may incur arising out of:

            (a) any breach by Covisint of any of Covisint's representations and warranties under this Agreement or any Related Agreement, or Covisint's breach of any covenants made in this Agreement or any Related Agreement or the Exhibits or Schedules to this Agreement or any Related Agreement;

            (b)   any of the Excluded Liabilities;

            (c) rules of ERISA applicable to the matters described in paragraph (e) of Section 4.8 of this Agreement; and

            (d) any action, suit, proceeding, investigation, assessment or judgment relating to any of the matters indemnified against in this Section 9.1, or any third-party claim

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


which if proven true would constitute a breach by Covisint of any of its representations and warranties, including Fees and Costs (whether prior to or at trial or in appellate proceedings).

      9.2 Indemnification by Buyer. Upon the terms and subject to the conditions of Article 9, Buyer will indemnify and hold Covisint and its directors, officers, employees, agents, consultants, representatives, Affiliates and members harmless against any Loss which any of them may incur arising out of:

            (a) any breach by Buyer of any of Buyer's representations, warranties, covenants or agreements made in this Agreement or any Related Agreement or the Exhibits or Schedules to this Agreement or any Related Agreement, including without limitation, Buyer's obligations to pay and perform the Assumed Liabilities; or

            (b) any action, suit, proceeding, investigation, assessment or judgment relating to any of the matters indemnified against in this Section 9.2, or any third-party claim which if proven true would constitute a breach by Buyer of any of its representations and warranties, including Fees and Costs (whether prior to or at trial or in appellate proceedings).

      9.3   Claims for Indemnification.

            (a) Whenever any claim is made for indemnification (other than a Tax claim) under this Article 9, the person claiming such indemnification (the "Claimant") will give notice to the party against whom indemnification is sought (the "Indemnifying Party") promptly after the Claimant has actual knowledge of any event which might give rise to a claim for indemnification under this Agreement; provided that if the Claimant receives a complaint, petition or any other pleading in connection with a claim which requires the filing of an answer or other responsive pleading, it will furnish the Indemnifying Party with a copy of such pleading as soon as possible after receipt.

            (b) The failure by the Claimant to give notice of a claim as required in Section 9.3(a) above or a delay in giving such notice will not affect the validity or amount of such claim and the indemnification obligations of the Indemnifying Party will remain in effect as to such claim, except to the extent that the Indemnifying Party has been prejudiced or adversely affected thereby.

            (c) If, after the amount of the claim of Loss (other than a Tax claim) is specified by Claimant, and Claimant gives notice with respect thereto to the Indemnifying Party (the "Claim Notice"), the Indemnifying Party objects to any such claim or amount set forth in the Claim Notice, it may give notice to Claimant advising Claimant of its objection within thirty (30) days of the Indemnifying Party's receipt of the Claim Notice. If no such notice is timely given by the Indemnifying Party to Claimant, then subject to the limitations on indemnification set forth in Section 9.5, Claimant will be entitled to payment from the Indemnifying Party pursuant to this Agreement. If the Indemnifying Party advises Claimant within such period that it objects to the claim, Claimant and the Indemnifying Party will promptly meet and use their reasonable efforts to settle the dispute in writing. If Claimant and the Indemnifying Party are unable to reach agreement within sixty (60) days after the Indemnifying Party objects to the claim, then either party may bring an action to determine the disputed portion of such claim of Loss.

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

            (d) The giving of the notice by Buyer to Covisint with respect to any particular claim in accordance with Section 9.3 within the period of survival of any representations or warranties will toll said survival period (but only with respect to such claim to the extent of the claim of Loss with respect to such claim) until any liability under said notice is finally resolved and determined.

      9.4   Third-Party Claims.

            (a) If the facts giving rise to the right of indemnification under Sections 9.1 or 9.2 above involve any actual or threatened claim or demand by any third party against the Claimant or any possible claim by the Claimant against any third party ("Third-Party Claim"), the Indemnifying Party may undertake, at its own expense, the defense or prosecution of such Third-Party Claim.

            (b) So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with this Section 9.4, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of Claimant (which consent will not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon Claimant.

            (c) If the Indemnifying Party fails to undertake the defense or prosecution of a Third-Party Claim, (1) the Claimant will be entitled to defend or prosecute such Third-Party Claim with counsel of its own choice (the reasonable Fees and Costs of such defense or prosecution being indemnified under this Article 9), (2) the Indemnifying Party at its own expense may nevertheless participate with the Claimant in the defense or prosecution of such Third-Party Claim and any settlement negotiations with respect thereto, and (3) except as provided herein, the Claimant may settle the Third-Party Claim on such terms as it may choose, although it will not reach such a settlement until it has consulted in good faith with the Indemnifying Party.

            (d) An Indemnifying Party's defense or prosecution of, or participation in, a Third-Party Claim will not in any manner relieve the Indemnifying Party of its obligations to indemnify the Claimant under this
Article 9. The Indemnifying Party and the Claimant will cooperate in good faith with each other in connection with the defense or settlement of any Third-Party Claim and will make available to each other all information necessary or useful to the defense or settlement of such matter.

      9.5   Limits on Indemnification.

            (a) The representations and warranties of Covisint set forth in this Agreement will survive only for a period of two calendar years after the Closing Date, and any claim for indemnification under Section 9.1 must be asserted by notice to the Indemnifying Party within two calendar years after the Closing Date, or the same will be null and void; provided, however, that the representations, warranties and covenants made by Covisint under Sections 4.1,
4.20 and 4.21 shall survive indefinitely, and the representations, warranties and covenants made by Covisint under Sections 4.12, 4.13(c) and (l), and 6.1(f) and (g), 9.1 (with respect to Taxes), 9.6,

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

and 10.13 of this Agreement (specifically relating to Taxes) will survive until sixty days after the expiration of the applicable statutes of limitations (including any waivers or extensions) on assessment and collection of the Tax to which such representation, warranty or covenant relates. If any claims for indemnification have been made pursuant to Sections 9.1, 9.6, and 10.13 and the same are still pending or unresolved at the expiration of the survival period, such claims will continue to be subject to the indemnification provisions of this Agreement.

            (b) Any covenant or agreement by the parties hereto which by its terms contemplates performance after the Closing Date will survive the Closing Date.

            (c) The Indemnifying Party will not be obligated to indemnify the Claimant under Article 9 unless and until the aggregate of Losses for which indemnity is provided under Article 9 reaches Eighty Thousand Dollars ($80,000), in which event the Indemnifying Party will be obligated to indemnify the Claimant for the full amount of all Losses; provided, however, that the indemnification threshold of $80,000 will not apply to the indemnification obligations related to a breach of Sections 4.1(a) and (b), 4.21, 6.1(a), 6.13 or 10.10 or indemnification obligations under Article 9 and 10.13 specifically relating to Taxes nor will any amounts paid in respect of Sections Article 9 and
10.13 specifically relating to Taxes reduce such indemnification threshold as the same may apply to any other claims for indemnification. In no event will an Indemnifying Party be obligated to indemnify a Claimant under Article 9 for Losses (excluding Losses in connection with third party Claims relating to Proprietary Rights being transferred or purporting to be transferred pursuant to this Agreement) in excess of four million dollars ($4,000,000) in the aggregate.

            (d) The Indemnified Party will use all reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate such Losses.

            (e) Notwithstanding anything herein to the contrary, Losses will not include special, indirect, consequential or punitive damages. Notwithstanding anything herein to the contrary, Losses will not include "lost profits" or "lost revenues", unless "lost profits" or "lost revenues" are included in claims of third parties against Buyer. Notwithstanding the preceding sentence, for purposes of this Article 9, "lost profits" or "lost revenues" means a negative impact on future revenues or profits of Buyer arising as an indirect or secondary consequence of a breach of a representation, warranty, covenant or agreement but "lost profits" or "lost revenues" will be included in Losses to the extent they are the direct consequence of a breach of a representation, warranty or covenant.

            (f) The parties agree that any indemnification payment made by Covisint under Sections 9.1, 9.6 or 10.13 to Buyer is an adjustment to the Purchase Price, and Covisint agrees to consistently so treat any such payment on any Tax Return or claim for refund that it files, in any administrative or appeals procedure, judicial proceedings, or any other situation in which a characterization of such a payment is made.

            (g) Each party hereby acknowledges and agrees that, from and after the Closing Date, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement will be pursuant to the provisions set forth in this Article 9 and Section 10.13 below. In furtherance of the foregoing, but subject to the exceptions set forth in the immediately proceeding sentence, each party hereby waives, from and after the Closing Date,

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

to the fullest extent permitted under applicable law, any and all claims, rights and causes of action (other than claims of fraud and claims arising under this Article 9 and Section 10.13 below) it may have relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

      9.6 Tax Indemnification Procedure. Notwithstanding anything else in this Agreement to the contrary:

            (a) Subject to the participation and cooperation provisions of subsections (a) and (b) of this Section 9.6, whenever any claim is made for indemnification in respect of Taxes claimed under this Article 9, the person claiming such indemnification (the "Tax Claimant") will give notice to the party against whom indemnification is sought (the "Tax Indemnifying Party") promptly after the Tax Claimant has actual knowledge of any event which might give rise to a claim for indemnification in respect of Taxes under this Agreement, and will permit the participation of the Tax Indemnifying Party at its expense in, any investigation, audit, examination, controversy, litigation or other proceeding (a "Tax Proceeding") by or with a Tax Authority empowered to administer or enforce such Tax and will not consent to the settlement or Final Determination in such proceeding without the prior written consent of the Tax Indemnifying Party, which will not be unreasonably withheld, conditioned or delayed; provided, however, that at the election of the Tax Claimant, the Tax Indemnifying Party shall provide the Tax Claimant with an opinion in form and substance reasonably acceptable to the Tax Claimant that there is substantial authority for the position that the Tax Indemnifying Party is taking with respect to such Tax Proceeding and the Tax Claimant need not and the Tax Indemnifying Party shall not take any such position until such opinion is delivered to the Tax Claimant. Subject to the participation and cooperation provisions of subsections (a) and (b) of this Section 9.6 (including the preceding sentence), Covisint will have full responsibility for and discretion in handling any Tax Proceeding relating to Covisint; provided, however, that neither Buyer nor Covisint shall enter into any settlement of a Tax Proceeding which would have an adverse effect on the other party or its Affiliates without the other party's written consent which will not be unreasonably withheld.

            (b) (1) Buyer, on the one hand, and Covisint, on the other hand, will (A) use reasonable efforts to keep the other advised as to the status of any Tax Proceeding, (B) promptly furnish to the other a copy of any inquiry, request for information, notice of proposed adjustment, revenue agent's report or similar report, or notice of deficiency together with all relevant documents and memos related to the foregoing documents, notices or reports from any Tax Authority concerning any Tax Proceeding, (C) timely notify the other regarding any proposed written communication to any such Tax Authority with respect to such Tax Proceeding, (D) give the other the reasonable opportunity to review and comment in advance on all written submissions, filings and any other information relevant to indemnifiable issues, and (E) consider in good faith any suggestions made by the other to submit documentation or attend those portions of any meetings and proceedings that relate to such Tax Proceeding. Notwithstanding the foregoing, Buyer may make appropriate redactions in any information provided to Covisint to the extent reasonably required to preserve the confidentiality of such information as to issues that are not directly related to indemnifiable Tax claims.

                  (2) In the event that a Tax Claimant or its Affiliates is required to pay any Tax, file any bond or deposit any amount in order to undertake or defend a

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

            Tax Proceeding, the Tax Indemnifying Party will loan to the Tax Claimant no later than three business days before such payment is required to be made, without interest and until a Final Determination with respect to such Tax Proceeding has occurred, one hundred percent of the amount required to be paid. Within three business days of the receipt by the Tax Claimant or its Affiliates of a refund of any amount loaned to it by the Tax Indemnifying Party (including any interest received by the Tax Claimant or its Affiliates), the Tax Claimant or its Affiliates will pay such refunded amount to the Tax Indemnifying Party net of any Tax cost and Fees and Costs incurred by the Tax Claimant or its Affiliates as a result of such refund.

            (c) The failure by a Tax Claimant to give notice of a claim as required in Section 9.6(a) above or a delay in giving such notice will not affect the validity or amount of such claim and the indemnification obligations of the Tax Indemnifying Party will remain in effect as to such claim (except to the extent that such failure or delay shall have adversely affected the Tax Indemnifying Party's ability to defend against any liability or claim for Taxes that the Tax Indemnifying Party is obligated to pay hereunder).

            (d) Within 60 days of any Final Determination of Tax in a Tax Proceeding, or the written acquiescence of a Tax Indemnifying Party with respect to a Tax Proceeding, the Tax Claimant will provide a written notice to the Tax Indemnifying Party explaining the calculation of the amount of such Tax claim. The Tax Indemnifying Party will pay such amount of Tax (and all other related amounts indemnifiable hereunder) to the Tax Claimant within five (5) business days after receipt of such notice.

            (e) If a Tax Indemnifying Party for any reason fails or refuses to perform fully its obligations or indemnifications under this Section 9.6, in addition to its other rights under this Agreement, the Tax Claimant will have the right of offset with respect to any payments which are due or will become due under this Agreement or any Related Agreement. The foregoing provisions of this Section 9.6(e) are permissive, and a failure by the Tax Claimant to exercise its rights under this Section 9.6(e) will not affect its right to indemnification under this Agreement.

            (f) Except as otherwise specifically provided in this Agreement, each party will bear its own Fees and Costs incurred in connection with a Tax liability issue for which such party and its Affiliates are liable, and not entitled to indemnification, under this Agreement.

            (g) The provisions of this Section 9.6 will not be governed by any limitations in Article 9 (except this Section 9.6) and, to the extent of any inconsistency between this Section 9.6 and Article 9 (except this Section 9.6), the provisions of this Section 9.6 will control.

      10.   Miscellaneous.

      10.1 Notices. Any notice required or permitted to be given under this Agreement must be in writing and sent by recognized overnight courier (such as Airborne or Federal Express) or by certified or registered mail, postage prepaid, or delivered by hand, addressed as follows:

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

      (a)   To Buyer:                   Compuware Corporation
                                        One Campus Martius
                                        Detroit, Michigan  48226
                                        Attention: President

      (b)   With a copy to:             Compuware Corporation
                                        One Campus Martius
                                        Detroit, Michigan  48226
                                        Attention:  General Counsel

      (c)   To Covisint:                Covisint, LLC
                                        20921 Lahser Road
                                        Southfield, Michigan  48034
                                        Attention:  President

            With a copy to:             Honigman Miller Schwartz and Cohn LLP
                                        2290 First National Building
                                        660 Woodward Avenue
                                        Detroit, Michigan  48226
                                        Attention: John P. Kanan

Addresses for notices may be changed by notice given pursuant to this Section
10.1. Notice will be deemed given on the date delivered if delivered by hand. Notice sent by recognized overnight courier will be deemed given on the business day following delivery to such recognized overnight courier. Notice mailed as provided herein will be deemed given on the third (3rd) business day following the date so mailed.

      10.2 No Waiver. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any preceding or succeeding breach or of any other provision of this Agreement. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.

      10.3 Successors and Assigns. This Agreement will bind and inure to the benefit of the parties and their successors and assigns; provided that neither Buyer nor Covisint may assign this Agreement, any Related Agreement or any rights under this Agreement or any Related Agreement to any other person without the prior written consent of Covisint, in the case of an assignment by Buyer, or Buyer in the case of an assignment by Covisint. Notwithstanding the foregoing, Buyer will have the right to assign all or a portion of its rights under this Agreement and the Related Agreements to any direct or indirect wholly-owned subsidiary of Buyer, including a limited liability company the sole member of which is Buyer; provided that no such assignment shall relieve Buyer of its duties hereunder.

      10.4 Severability. The provisions of this Agreement will be deemed severable, and if any provision or part of this Agreement is held illegal, void or invalid under applicable Laws, such provision or part may be changed to the extent reasonably necessary to make the provision or part, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

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

      10.5  Entire Agreement; Amendment.

            (a) This Agreement, the Related Agreements and the Schedules and the Exhibits attached to this Agreement and the Related Agreements contain the entire agreement of the parties with respect to the transactions contemplated by this Agreement and the Related Agreements, and no representations or warranties made by any party or its representatives, whether made orally or in writing, may be relied on unless set forth in this Agreement, the Related Agreements or in the Exhibits and Schedules to this Agreement and the Related Agreements and no representation or warranty made prior to the date of this Agreement by any party will survive the execution and delivery of this Agreement.

            (b) Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, Covisint and Buyer may, by action authorized by their Managing Member or Boards of Directors, as the case may be (1) mutually amend this Agreement, (2) extend the time for the performance of any of the obligations or other acts of any other person or entity, (3) waive any inaccuracies in the representations or warranties contained in the Agreement, or (4) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended except by a writing signed by all of the parties by persons authorized to execute such writing. Any agreement of a party to any extension or waiver will be valid only if set forth in a writing signed on behalf of such party by a person authorized to execute such writing, but any waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

      10.6 Cost of Litigation. If any party breaches this Agreement or any Related Agreement and if counsel is employed to enforce this Agreement or a Related Agreement, the successful party will be entitled to Fees and Costs associated with such enforcement, subject to the applicable limits on indemnification set forth in Article 9.

      10.7  Interpretation.

            (a) This Agreement and the Related Agreements are being entered into among competent and experienced business persons, represented by counsel, and have been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement or any Related Agreement will not necessarily be construed against any particular party as the drafter of such language. The headings contained in this Agreement are solely for the purposes of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

            (b) For purposes of this Agreement and to the Related Agreements, the knowledge of Covisint and similar references shall be deemed to be the knowledge of Robert Paul, Paul Kothari, Michael O'Rourke, David McGuffie and Mark Baughman after due and reasonable inquiry.

            (c) Unless the context of this Agreement otherwise requires: (1) words of any gender include each other gender; (2) words using the singular or plural number also include the plural or singular number, respectively; (3) the terms "hereof", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not any particular Article, Section, Clause,

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

Exhibit, Appendix or Schedule or any other subdivision of this Agreement; (4) references to "Article", "Section", "Clause", "Exhibit", "Appendix" or "Schedule" are to the Articles, Sections, Clauses, Exhibits, Appendices and Schedules, respectively, of this Agreement; (5) the words "include" or "including" will be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import; and (6) references to "this Agreement" or any other agreement or document will be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and will include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms. All accounting terms used herein and not expressly defined herein will have the meanings given to them under generally accepted accounting principles as in effect on the Closing Date.

            (d) Disclosure of any item or information in a Schedule is not an admission that such item or information is material or is of a nature that would cause a material adverse effect with respect to any Person or is necessarily required to be disclosed in such Schedule. The disclosure of one item in a Schedule will not by inference suggest that any other item not so disclosed is material.

      10.8 Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, will be deemed an original of this Agreement.

      10.9  Applicable Law; Choice of Forum.

            (a) This Agreement and any dispute arising hereunder or related hereto will be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to the choice of law provisions thereof.

            (b) Any litigation based hereon, or arising out of, under, or in connection with this Agreement will be brought and maintained exclusively in the courts of the State of Michigan or in the United States District Court for the Eastern District of Michigan. Each party to this Agreement hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of Michigan and of the United States District Court for the Eastern District of Michigan for the purpose of any such litigation as set forth in the preceding sentence. Each party to this Agreement further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Michigan.

            (c) Each party to this Agreement hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any party to this Agreement has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice or otherwise) such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

      10.10 Expenses. Each party will bear its own expenses in connection with the transactions contemplated by this Agreement, including costs of its respective brokers, financial advisors, attorneys and accountants, regardless of whether any of the transactions contemplated by this Agreement are consummated.

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

      10.11 Press Releases. On or before the Closing Date, no party will issue or authorize to be issued any press release or similar announcement concerning the Agreement, the consideration to be paid hereunder, or any of other terms or the transactions contemplated by this Agreement without the prior approval of the other party; provided, however, that Buyer will be permitted to make such disclosures as necessary to comply with any applicable securities laws or Nasdaq National Market rules and policies.

      10.12 Further Assurances. At any time and from time to time after the date of this Agreement (including after the Closing Date), the parties agree to cooperate in all reasonable respects with each other, to execute and deliver such other documents, instruments of assignment, books and records, and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby.

      10.13 Certain Tax Matters.

            (a) The parties will cooperate in all reasonable respects with each other in a timely manner in the preparation and filing of any Tax Returns, payment of any Taxes, and the conduct of any audit or other proceeding, in each case in accordance with the terms of this Agreement. Each party will execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement.

            (b)   [reserved]

            (c)   [Reserved]

            (d) Upon request, each of the parties will use their reasonable efforts to obtain any certificate or other document from any Tax Authority or any other person as may be reasonably requested by the other party (including, but not limited to, with respect to the matters contemplated by this Agreement or the transactions contemplated by this Agreement).

            (e) All transfer, documentary, stamp and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including all such Taxes imposed by any state or political subdivision thereof) will be paid by Covisint.

      10.14 Post-Termination Confidentiality Requirements. In the event this Agreement is terminated pursuant to Section 8.2, for a period of 12 months after such termination, each party hereto will keep confidential all non-public, confidential and proprietary information of the other party, except to the extent such information (a) becomes generally available to the public other than through a breach of this Agreement, (b) was previously available to such party,
(c) becomes available on a non-confidential basis from a source other than the other party, or (d) is required by Law to be disclosed.

      10.15 No Third Party Beneficiaries. This Agreement, the Related Agreements, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules, are not intended to confer upon any person other than the parties to such agreements (or their permitted assignees) any rights or remedies under this Agreement or any other agreement.

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

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth in the introductory paragraph of this Agreement.

                                    COMPUWARE CORPORATION,
                                    a Michigan corporation

                                    By: /s/ Peter Karmanos, Jr.
                                        ----------------------------------------

                                    Its: Chief Executive Officer

                                    COVISINT, LLC,
                                    a Delaware limited liability company

                                    By: /s/ Robert C. Paul
                                        ----------------------------------------

                                    Its: Chief Executive Officer

                                       44